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FOR IMMEDIATE RELEASE

For more information, contact:
                                                                  James J. Burke
                                                   Standard Motor Products, Inc.
                                                                  (718) 392-0200

                                                                    Jennifer Tio
                                                Maximum Marketing Services, Inc.
                                                            (312) 226-4111 x2449
                                                   Jennifer.tio@maxmarketing.com

                          STANDARD MOTOR PRODUCTS, INC.
                      SECURES NEW REVOLVING CREDIT FACILITY


New York, NY, March 21, 2007.....Standard Motor Products, Inc. (NYSE: SMP), an
automotive replacement parts manufacturer and distributor, announced today that the Company has entered into a new revolving credit facility, replacing its existing credit facility, with GE Capital Markets acting as Agent for a syndicate of lenders. The new credit facility provides for a line of credit up to $275 million, with an additional $50 million accordion feature, and has a term of five years.

The $275 million revolving credit facility will continue to be secured primarily with the Company's accounts receivable, inventory and fixed assets similar to the existing advance rate formulas.

Mr. James J. Burke, Standard Motor Products', Chief Financial Officer, stated, "We are very pleased to secure this new financing arrangement which capitalizes on current favorable market conditions. This facility will offer immediate benefits and secure an integral component of our capital structure for the next five years. In addition, the $50 million accordion feature allows for future expansion needs."

 Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management's expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release, are those detailed from time-to-time in prior press releases and in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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                37-18 Northern Blvd., Long Island City, NY 11101
                                 (718) 392-0200
                                 www.smpcorp.com